NEWS RELEASE
For release on or after: April 11, 2006
For additional information, please contact:
“At the Heart of What Drives Your World.”	Dave Barta
Chief Financial Officer
Page 1	608-364-8808, ext. 106
dave.barta@regalbeloit.com

REGAL-BELOIT CORPORATION to Acquire Assets of
Motor Manufacturer located in China

Beloit, WI -April 11, 2006 - REGAL-BELOIT CORPORATION (NYSE:RBC) today announced the Company has entered into a definitive agreement to acquire the assets of Changzhou Sinya Electromotor Co. Ltd., Jiangsu Southern Sinya Electric Co. Ltd. and Changzhou Xiesheng Plastic Co. Ltd. (collectively “Sinya”). Sinya operations are located in Changzhou, China and will primarily produce electric motors for the HVAC industry. Completion of the acquisition is subject to the fulfillment of certain conditions precedent to closing. The purchase price was not disclosed.

Henry W. Knueppel, CEO of REGAL-BELOIT CORPORATION commented, “This acquisition is a demonstration of our commitment to expand our commercial presence in high growth markets, to continue to support our global customer base and to continue to expand our global manufacturing footprint.”

This acquisition results in the second wholly owned China based company for REGAL-BELOIT. The business reported sales of $38.7 million and net income of $2.7 million for 2005.

About REGAL-BELOIT CORPORATION:
REGAL-BELOIT CORPORATION (NYSE:RBC) is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world. REGAL-BELOIT is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States and Canada, and in Mexico, Europe and Asia. For more information, visit the company’s website at www.regal-beloit.com .

CAUTIONARY STATEMENT

The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this press release may be forward looking statements. Forward-looking statements represent our management’s judgment regarding future events. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including the risks and uncertainties described from time to time in our reports filed with U.S. Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this press release are made only as of the date of this release, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.